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                                                                  Exhibit 10.20

March 5, 2001

                                                                 HAND DELIVERED

Mr. Alwyn Rougier-Chapman
2018 San Lu Rae Dr. SE
Grand Rapids, MI 49506

   Re: Retirement Agreement

Dear Alwyn:

   This letter of understanding shall serve as the agreement between you and Steelcase Inc. based on your voluntary resignation of employment and retirement from the company (the "Agreement"). As used in this Agreement, the term "Steelcase" or "company" shall include Steelcase Inc., its divisions, subsidiaries, affiliates, joint ventures and past, present or future officers, directors, shareholders, employees, agents and representatives.

   You have served Steelcase as a valued member of executive management for more than 19 years and presently serve as Senior Vice President, Finance and Chief Financial Officer. The company has received and accepted your voluntary resignation from employment for the purpose of retirement. In consideration of certain compensation and benefits offered by Steelcase, you have agreed to make certain commitments as set forth in this Agreement, which fully and finally sets forth the understanding between you and the company on the terms and conditions that follow:

     1. Resignation. This Agreement incorporates by reference your voluntary resignation and retirement from employment with Steelcase effective April 20, 2001 and the company's acceptance of such resignation and retirement.

     2. Severance Payment. Your acceptance of this Agreement entitles you to receive a series of three (3) separate severance payments, as follows:

       (a) the amount of Four Hundred Thousand Dollars ($400,000) payable on January 5, 2002;

       (b) the amount of Four Hundred Thousand Dollars ($400,000) payable on January 5, 2003;

       (c) the amount of Four Hundred Thousand Dollars ($400,000) payable on January 5, 2004;

     3. Retiree Health Care Coverage. As a qualified retiree, you are eligible to purchase continued retiree health care coverage under the Steelcase Inc. Employee Benefit Plan and the company agrees to pay you the amount of Twenty Five Thousand Dollars ($25,000) upon the effective date of your retirement for the differential in retiree health care premiums as a result of retiring before age 65.

     4. Other Benefits. Regardless of your acceptance of this Agreement, you are entitled to receive any vested portion of your Profit Sharing, Money Purchase and 401(k) plan accounts, the Steelcase Inc. 1994 Executive Supplemental Retirement Plan, your 1989 and 1997 compensation deferral contracts, Restoration Retirement Plan and benefits relating to your Great West Life policy. You will also receive payment of all unused regular vacation days and personal days, less applicable payroll taxes.

     5. Release. In consideration of the severance payment provided to you under the terms of this Agreement, you hereby release and forever discharge Steelcase Inc., its divisions, subsidiaries, affiliates, joint ventures and their past, present or future officers, directors, shareholders, employees, agents and representatives, from any and all claims, causes of action, demands, rights, damages, liability, costs or expenses, of every kind and description, whether known or unknown, which you may now have or hereafter acquire, whether arising out of or in any way connected, directly or indirectly, with your employment and/or separation from employment with Steelcase, or arising from any other circumstances involving the company's interests, including but not limited to protection or enforcement of the company's confidential

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  and proprietary information. This release is intended as a general release, including all claims whatsoever, whether arising under state or Federal laws of the United States of America or any other country and whether founded upon contract, tort, statute or regulation, wrongful discharge or discrimination, and specifically includes claims under the Age Discrimination in Employment Act of 1967, as amended, 20 U.S.C. Section 621 et.seq. This waiver of rights and release of claims is knowing and voluntary. The invalidity in whole or in part of any provision of this release shall not effect the validity of any other provision.

     6. Review and Consultation. You are advised to consult an attorney before executing this Agreement. Upon execution you acknowledge that you have had sufficient opportunity to review the Agreement and to consult with advisors and attorneys of your choice concerning its terms and conditions. Execution of this Agreement further acknowledges your full and complete understanding of the terms and their significance, and that those terms have been accepted freely and voluntarily, thereby binding you and your heirs, successors, personal representatives and assigns.

     7. Period for Consideration or Revocation. It is acknowledged that Steelcase will provide you with a period of twenty-one (21) days from the date this Agreement is first presented to you in which to consider it. For a period of seven (7) days following the execution of this Agreement, you may revoke it by notifying me in writing. If not revoked in this matter, this Agreement will become effective on the eighth day following its execution.

     8. Confidential Information. You acknowledge that in the course of your employment with Steelcase you have had access to and control of confidential and proprietary information related to Steelcase's business, and that you have been and will continue to be under an obligation not to disclose to any third party, nor use for your benefit or the benefit of any third party, any trade secrets, confidential information or proprietary information concerning the financial and business affairs of Steelcase or any of its divisions, subsidiaries, affiliates, joint ventures or related entities, except as may be required by law. "Confidential and proprietary information" includes, but is not limited to, financial statements, marketing plans, product research and development, sales plans, ideas or other information regarding Steelcase's objectives and strategies and any information about the business and practices of Steelcase that was obtained during your course of employment or as a consultant with the company. You agree that any documents in your possession including such information shall be expeditiously returned to Steelcase. You also acknowledge that such confidential and proprietary information will not be disclosed, published, presented in lectures or other forums or otherwise used by you in any manner. The parties agree that any breach or threatened breach of this provision would cause irreparable harm to Steelcase, that no adequate remedy exists at law or in damages for such a breach or threatened breach, and that Steelcase shall be entitled to an immediate injunction or restraining order in addition to any other remedies that may be available by law or equity.

     9. Confidentiality of Agreement. It is mutually agreed that the terms of this Agreement are confidential and shall not be disclosed to any third party, except as required by law or in order to enforce the terms of this Agreement. You may, of course, disclose the terms of this Agreement to legal or financial advisors on a confidential basis for the sole purpose of obtaining legal or tax advice concerning the terms of this Agreement.

     10. Stock Options and Management Incentive Plan Payments. As a result of your retirement from employment with the company, your rights to receive compensation and/or other benefits will be determined as follows: (a) under the terms of the Steelcase Inc. Incentive Compensation Plan any stock options you have been awarded or may be awarded prior to the effective date of your retirement will be exercisable subject to the terms of the plan; and (b) under the terms of the Management Incentive Plan you are eligible to receive long-term account awards and payouts according to the schedule established by the plan.

     11. Disposition of Company Property. Any company-owned property in your possession, including any office equipment or other items, shall be delivered to a designated company representative within a reasonable time period following the effective date of your retirement.

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     12. Corporate Credit Cards. Upon the effective date of your retirement, you agree to immediately discontinue the use of any credit cards issued to you by or through Steelcase and to return any such credit cards to an authorized Steelcase representative. In addition, you agree to promptly submit any expense reports required to account for outstanding charges and to cooperate in the process of reconciling any such charges with your expense reports. Any personal expenses incurred through use of company credit cards, or otherwise charged to the company, shall either be separately reimbursed by you or deducted from your severance payment.

     13. Related-Entity Director Positions and Consulting Opportunities. ou have agreed to continue serving as an elected member of the board of directors for certain company-related entities, including Steelcase Financial Services Inc., Steelcase Jeraisy Company Limited and CalPac, L.L.C. (a/k/a Tangram), subject to the requirements of the Bylaws of those entities, and will receive compensation and expense reimbursement for your service as designated for non-employee outside directors by each entity. You will remain covered by the terms and conditions of the company's Directors and Officers liability insurance for the time period during which you served as an officer of Steelcase Inc. and/or its subsidiaries or related-entities, and coverage will extend for any time period during which you continue to serve as a director for any such entities. It is also possible that you may be called upon by the company, from time to time, to serve in a consulting role on specific projects or initiatives, but we have not entered into agreement for such services at this time, and will agree upon the terms for any such assignment at the time a request for services is made and accepted.

     14. Governing Law. he validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan, U.S.A.

     15.Jurisdiction.You agree that any dispute arising under this Agreement shall be filed, heard and decided in either Kent County Circuit Court (Michigan) or the United States District Court for the Western District of Michigan. You also agree to subject yourself to the personal jurisdiction and venue of the identified courts regardless of where you may be located at the time of the proceeding.

     16. Entire Agreement. his Agreement contains the entire understanding of the parties and there are no additional promises, representations, assurances, terms or provisions between the parties other than those specifically set forth herein. This Agreement may not be amended except in writing signed by you and an officer of Steelcase.

   If you agree with the foregoing, please execute both of the enclosed original copies of this letter and return one to me.

   Very truly yours,

        /s/ James P. Hackett
_____________________________________
          James P. Hackett
    President and Chief Executive
               Officer
           Steelcase Inc.

                                          READ, UNDERSTOOD AND ACCEPTED

                                                 /s/ A. Rougier-Chapman
                                          By: _________________________________
                                                  Alwyn Rougier-Chapman

                                                         3/5/01
                                          Date: _______________________________

                                                   /s/ Jon D. Botsford
                                          Witness: ____________________________

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